Exhibit 4.2

REGISTRATION RIGHTS AND SELL-DOWN AGREEMENT

This REGISTRATION RIGHTS and SELL-DOWN AGREEMENT (this “Agreement”), dated as of September 24, 2018, is by and between Coronado Group LLC, a Delaware limited liability company (“Parent”), and Coronado Global Resources Inc., a Delaware corporation (the “Corporation”).  Parent and any other Person who may become a party hereto pursuant to Section 13(c) or Section 13(d) is referred to individually as the “Stockholder” and collectively as the “Stockholders”.

WHEREAS, the Corporation is currently contemplating an initial public offering (“IPO”) of CHESS Depositary Interests on the Australian Securities Exchange, with each CHESS Depositary Interest representing 1/10th fully paid shares of the Corporation’s Common Stock.

WHEREAS, in connection with, and effective upon, the date of completion of the IPO, the Corporation agrees to assist the Stockholder in certain dispositions, either in the United States or in Australia.

NOW, THEREFORE, for and in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

SECTION 1.                            Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” shall have the meaning set forth in the Preamble.

“beneficially owns” shall have the meaning set forth in Rules 13d-3 and 13d-5 promulgated under the Exchange Act.  For the avoidance of doubt, ownership of any CHESS Depositary Interest issued in the Common Stock shall constitute beneficial ownership of the Common Stock for all purposes of this Agreement.

“Board” shall mean the board of directors of the Corporation.

“CHESS Depositary Interest” shall mean a security interest as defined in the settlement operating rules of ASX Settlement Pty Limited ABN 49 008 504 532.

“Common Stock” shall mean all shares existing or hereafter authorized of any class of common stock of the Corporation, that have the right (subject always to the rights of any class or series of preferred stock of the Corporation) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount, including any shares of capital stock into which Common Stock may be converted (as a result of recapitalization, share exchange or similar event or otherwise) or are issued or issuable with respect to Common Stock, including with respect to any stock split, stock dividend, merger, or similar event or otherwise or with respect to a successor security, and in each case shall include any CHESS Depositary Interests issued in respect thereof.

“Corporation” shall have the meaning set forth in the Preamble.

“Demand Notice” shall have the meaning set forth in Section 3(a) hereof.

“Demand Registration” shall have the meaning set forth in Section 3(a) hereof.

“EMG” shall mean Parent, EMG CC HC, LLC, a Delaware limited liability company, EMG Coronado II HC, LLC, a Delaware limited liability company, EMG Coronado Strategic, LP, a Delaware limited partnership, EMG Coronado IV Holdings, LLC, a Delaware limited liability company, or any of their respective successors or Permitted Assigns.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.

“FINRA” shall mean the U.S. Financial Industry Regulatory Authority.

“Indemnified Party” shall have the meaning set forth in Section 8(c) hereof.

“Indemnifying Party” shall have the meaning set forth in Section 8(c) hereof.

“Long-Form Registrations” shall have meaning set forth in Section 3(a) hereof.

“Losses” shall have the meaning set forth in Section 8(a) hereof.

“Notice” shall have the meaning set forth in Section 3(c) hereof.

“Permitted Assigns” shall mean any Affiliate of the entities included in the definition of EMG (other than the Corporation and any entity that is controlled by the Corporation), including for the avoidance of doubt any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity or any transferee pursuant to Section 13(d) hereof).

“Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

“Piggyback Notice” shall have the meaning set forth in Section 4(a) hereof.

“Piggyback Registration” shall have the meaning set forth in Section 4(a) hereof.

“Potential Transaction” shall have the meaning set forth in Section 12(a)(v) hereof.

“Proceeding” shall mean an action, claim, suit, arbitration or proceeding (including an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” shall mean the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement, and all other amendments and supplements to the prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Public Offering” shall mean the sale of Common Stock to the public pursuant to an effective Registration Statement (other than Form S-4 or Form S-8 or any similar or successor form) filed under the Securities Act or any comparable law or regulatory scheme of any foreign jurisdiction.

“Registrable Securities” shall mean any shares of Common Stock currently held or hereafter acquired by the Stockholders and any other securities issued or issuable with respect to any such shares by way of share split, share dividend, recapitalization, merger, exchange or similar event or otherwise.  As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (i) they are sold pursuant to an effective Registration Statement under the Securities Act; (ii) they are sold pursuant to Rule 144 (or any similar provision then in force under the Securities Act); (iii) they shall have ceased to be outstanding; or (iv) they have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities.  No Registrable Securities may be registered under more than one Registration Statement at any one time.

“Registration Statement” shall mean any registration statement of the Corporation under the Securities Act that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Rule 144” shall mean Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

“SEC” shall mean the United States Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.

“Sell-Down” shall have the meaning set forth in Section 12(a)(i) hereof.

“Shelf Underwritten Offering” shall have the meaning set forth in Section 4(c) hereof.

“Short-Form Registrations” shall have meaning set forth in Section 3(a) hereof.

“Stockholders” shall have the meaning set forth in the Preamble.

“Take-Down Notice” shall have the meaning set forth in Section 4(c) hereof.

“underwritten registration” or “underwritten offering” shall mean a registration in which securities of the Corporation are sold to an underwriter for reoffering to the public.

SECTION 2.                            Holders of Registrable Securities.  A Person is deemed, and shall only be deemed, to be a holder of Registrable Securities if such Person beneficially owns Registrable Securities or has a right to acquire such Registrable Securities and such Person is a Stockholder.

SECTION 3.                            Demand Registrations.

(a)                                 Requests for Registration.  Subject to the following paragraphs of this Section 3(a), EMG shall have the right, by delivering a written notice to the Corporation, to require the Corporation to register pursuant to the terms of this Agreement, under and in accordance with the provisions of the Securities Act, the number of Registrable Securities requested to be so registered pursuant to the terms of this Agreement on Form S-1 or any similar or successor long-form registration (“Long-Form Registrations”) or, if available, on Form S-3 or any similar or successor short-form registration (“Short-Form Registrations”) (any such written notice, a “Demand Notice” and any such registration, a “Demand Registration”), provided, however, that EMG shall not be permitted to deliver more than one Demand Notice for a Demand Registration in any period of one-hundred eighty (180) calendar days and (ii) the Corporation shall not be required to effect an underwritten offering in which the only EMG Persons selling Registrable Securities are transferees pursuant to Section 13(d) unless the total expected gross proceeds to such Stockholders in the offering exceeds $50,000,000.  EMG may, in connection with any Demand Registration requested by such holder that is a Short-Form Registration, require the Corporation to file such registration statement with the SEC in accordance with and pursuant to Rule 415 under the Securities Act including, if the Corporation is then eligible, as an automatic shelf registration.  Following receipt of a Demand Notice for a Demand Registration delivered in accordance with this Section 3(a), the Corporation shall use its reasonable best efforts to file a Registration Statement as promptly as practicable and shall use its reasonable best efforts to cause such Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof.

(b)                                 No Demand Registration shall be deemed to have occurred for purposes of this Section 3 if the Registration Statement relating thereto (i) does not become effective; (ii) is not maintained effective for the period required pursuant to this Section 3; or (iii) the offering of the Registrable Securities pursuant to such Registration Statement is subject to a stop order, injunction, or similar order or requirement of the SEC during such period, in which case, such requesting holder of Registrable Securities shall be entitled to an additional Demand Registration in lieu thereof.

(c)                                  Within ten (10) days after receipt by the Corporation of a Demand Notice in accordance with Section 3(a), the Corporation shall give written notice (the “Notice”) of such Demand Notice to all other holders of Registrable Securities and shall, subject to the provisions of Section 3(b) hereof, include in such registration all Registrable Securities with respect to which the Corporation received written requests for inclusion therein within five (5) days after such Notice is given by the Corporation to such holders.

(d)                                 All requests made pursuant to this Section 3 will specify the number of Registrable Securities to be registered.

(e)                                  The Corporation shall be required to maintain the effectiveness of the Registration Statement with respect to any Demand Registration for a period of at least one-hundred eighty (180) days after the effective date thereof or such shorter period during which all Registrable Securities included in such Registration Statement have actually been sold; provided, however, that such period shall be extended for a period of time equal to the period the holder of Registrable Securities refrains from selling any securities included in such Registration Statement at the request of the Corporation or an underwriter of the Corporation pursuant to the provisions of this Agreement.

Notwithstanding the foregoing, with respect to any shelf registration statement covering Registrable Securities, the Corporation shall use its reasonable best efforts (if the Corporation is not eligible to use an automatic shelf registration statement at the time of filing) to keep such shelf registration statement continuously effective under the Securities Act in order to permit the Prospectus forming a part thereof to be usable by Stockholders until the earlier of (i) the date as of which all Registrable Securities have been sold pursuant to the shelf registration statement or another registration statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder) and (ii) the date as of which each of the Stockholders participating in such Shelf Registration is permitted to sell its Registrable Securities without registration pursuant to Rule 144 under the Securities Act without volume limitation or other restrictions on transfer thereunder.

(f)                                   Priority on Demand Registration.  If any of the Registrable Securities registered pursuant to a Demand Registration are to be sold in a firm commitment underwritten offering, and the managing underwriter or underwriters advise the holders of such securities in writing that in its view the total number or dollar amount of Registrable Securities proposed to be sold in such offering is such as to adversely affect the success of such offering (including securities proposed to be included by other holders of securities entitled to include securities in such Registration Statement pursuant to incidental or piggyback registration rights), then there shall be included in such firm commitment underwritten offering the number or dollar amount of Registrable Securities that in the opinion of such managing underwriter can be sold without adversely affecting such offering, and such number of Registrable Securities shall be allocated as follows, unless the underwriter requires a different allocation:

(i)                                     first, securities for which inclusion in such Demand Registration was for the account of the Corporation;

(ii)                                  second, pro rata among the holders of Registrable Securities on the basis of the percentage of the Registrable Securities requested to be included in such Registration Statement by such holders; and

(iii)                               third, the securities for which inclusion in such Demand Registration, as the case may be, was requested by other holders of Corporation securities.

For purposes of any underwriter cutback, all Registrable Securities held by any Stockholder shall also include any Registrable Securities held by the partners, retired partners, stockholders or Affiliates of such holder, or the estates and family members of any such holder or such partners and retired partners, any trusts for the benefit of any of the foregoing Persons and, at the election of such holder or such partners, retired partners, trust or Affiliates, any charitable organization, in each case to which any of the foregoing shall have been distributed, transferred or contributed Registrable Securities prior to the execution of the underwriting agreement in connection with such underwritten offering; provided that such distribution, transfer or contribution occurred not more than 90 days prior to such execution, and such holder and other Persons shall be deemed to be a single selling holder, and any pro rata reduction (unless the managing underwriter requires a different allocation) with respect to such selling holder shall be based upon the aggregate amount of Registrable Securities owned by all Persons included in such selling holder, as defined in this sentence.  No securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration.

(g)                                  Postponement of Demand Registration.  The Corporation shall be entitled to postpone (but not more than twice in any twelve (12)-month period), for a reasonable period of time not in excess of ninety (90) days, the filing of a Registration Statement if the Corporation delivers to the holders requesting registration a certificate signed by both the chief executive officer and chief financial officer of the Corporation certifying that, in the good faith judgment of the Board, such registration and offering would reasonably be expected to materially adversely affect or materially interfere with any bona fide material financing of the Corporation or any material transaction under consideration by the Corporation or would require disclosure of information that has not been disclosed to the public, the premature disclosure of which would materially adversely affect the Corporation.  Such certificate shall contain a statement of the reasons for such postponement and an approximation of the anticipated delay.  The holders receiving such certificate shall keep the information contained in such certificate confidential subject to the same terms set forth in Section 6(p).  If the Corporation shall so postpone the filing of a Registration Statement, EMG shall have the right to withdraw the request for registration by giving written notice to the Corporation within twenty (20) days of the anticipated termination date of the postponement period, as provided in the certificate delivered to the holders.

(h)                                 Cancellation of a Demand Registration.  Holders of a majority of the Registrable Securities that are to be registered in a particular offering pursuant to this Section 3 shall have the right to notify the Corporation that they have determined that the Registration Statement be abandoned or withdrawn, in which event the Corporation shall abandon or withdraw such Registration Statement.

(i)                                     Number of Demand Notices.  In connection with the provisions of this Section 3, EMG shall have an unlimited number of Demand Notices which it is permitted to deliver (or cause to be delivered) to the Corporation hereunder.

(j)                                    Registration Statement Form.  If any registration requested pursuant to this Section 3 that is proposed by the Corporation to be effected by the filing of a Registration Statement on Form S-3 (or any successor or similar Short-Form Registrations) shall be in connection with an underwritten Public Offering, and if the managing underwriter shall advise the Corporation in writing that, in its opinion, the use of another form of Registration Statement is of material importance to the success of such proposed offering or is otherwise required by applicable law, then such registration shall be effected on such other form.

SECTION 4.                            Piggyback Registration.

(a)                                 Right to Piggyback.  Except with respect to a Demand Registration, the procedures for which are addressed in Section 3, if the Corporation proposes to file a Registration Statement under the Securities Act with respect to an offering of Common Stock whether or not for sale for its own account (other than a registration statement (i) on Form S-4, Form S-8 or any successor forms thereto or (ii) filed solely in connection with an exchange offer or any employee benefit or dividend reinvestment plan), then, each such time, the Corporation shall give prompt written notice of such filing no later than ten (10) days prior to the filing date (the “Piggyback Notice”) to all of the holders of Registrable Securities.  The Piggyback Notice shall offer such holders the opportunity to include (or cause to be included) in such Registration Statement the number of Registrable Securities as each such holder may request (a “Piggyback Registration”).  Subject to Section 4(b) hereof, the Corporation shall include in each such Piggyback Registration all Registrable Securities with respect to which the Corporation has received written requests for inclusion therein within ten (10) days after notice has been given to the applicable holder.  The Corporation shall not be required to maintain the effectiveness of the Registration Statement for a Piggyback Registration beyond the earlier to occur of (i) one-hundred eighty (180) days after the effective date thereof and (ii) consummation of the distribution by the holders of the Registrable Securities included in such Registration Statement.

Notwithstanding anything to the contrary in this Agreement, no member of management of the Corporation who has been provided with piggyback rights shall be permitted to exercise such rights in connection with any Public Offering, unless EMG is selling Registrable Securities in such transaction.

(b)                                 Priority on Piggyback Registrations.  The Corporation shall use reasonable best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit holders of Registrable Securities who have submitted a Piggyback Notice in connection with such offering to include in such offering all Registrable Securities included in each holder’s Piggyback Notice on the same terms and conditions as any other shares of capital stock, if any, of the Corporation included in the offering.  Notwithstanding the foregoing, if the managing underwriter or underwriters of such underwritten offering have informed the Corporation in writing that it is their good faith opinion that the total amount of securities that such holders, the Corporation and any other Persons having rights to participate in such registration, intend to include in such offering is such as to adversely affect the success of such offering, then there shall be included in such underwritten offering the number or dollar amount of securities that in the opinion of such managing underwriter can be sold without adversely affecting such offering, and such number of securities shall be allocated as follows, unless the underwriter requires a different allocation:

(i)                                     first, securities for which inclusion in such registration was for the account of the Corporation;

(ii)                                  second, pro rata among the holders of Registrable Securities on the basis of the percentage of the Registrable Securities requested to be included in such registration by such holders; and

(iii)                               third, the securities for which inclusion in such registration was requested by other holders of Corporation securities.

(c)                                  Shelf Take-Downs.  At any time that a shelf registration statement covering Registrable Securities pursuant to Section 3 or this Section 4 is effective, if any holder or group of holders of Registrable Securities delivers a notice to the Corporation (a “Take-Down Notice”) stating that it intends to effect an underwritten offering of all or part of its Registrable Securities included by it on the shelf registration statement (a “Shelf Underwritten Offering”), then, the Corporation shall amend or supplement the shelf registration statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Underwritten Offering (taking into account the inclusion of Registrable Securities by any other holders pursuant to this Section 4(c)).  In connection with any Shelf Underwritten Offering:

(i)                                     such proposing holder(s) shall also deliver the Take-Down Notice to all other holders of Registrable Securities included on such shelf registration statement and permit each such holder to include its Registrable Securities included on the shelf registration statement in the Shelf Underwritten Offering if such holder notifies the proposing holders and the Corporation within five (5) days after delivery of the Take-Down Notice to such holder; and

(ii)                                  in the event that the underwriter determines that marketing factors (including an adverse effect on the per share offering price) require a limitation on the number of Registrable Securities that would otherwise be included in such take down, the underwriter may limit the number of Registrable Securities that would otherwise be included in such take-down offering in the same manner as described in Section 4(b) with respect to a limitation of shares to be included in a registration.

SECTION 5.                            Restrictions on Public Sale by Holders of Registrable Securities.  Each holder of Registrable Securities agrees, in connection with any underwritten offering made pursuant to a Registration Statement filed pursuant to Section 3 or Section 4 hereof (whether or not such holder elected to include Registrable Securities in such Registration Statement), if requested (pursuant to a written notice) by the managing underwriter or underwriters in an underwritten offering, not to effect any public sale or distribution of any of the Corporation’s securities (except as part of such underwritten offering), including a sale pursuant to Rule 144 or any swap or other economic arrangement that transfers to another any of the economic consequences of owning the Common Stock, or to give any Demand Notice, during the period commencing on the date of the request (which shall be no earlier than fourteen (14) days prior to the expected “pricing” of such offering) and continuing for not more than ninety (90) days after the date of the Prospectus (or Prospectus supplement if the offering is made pursuant to a shelf registration), pursuant to which such Public Offering shall be made, or such lesser period as is required by the managing underwriter.  Parent shall be responsible for negotiating all “lock-up” agreements with the underwriters and, in addition to the foregoing provisions of this Section 5, the Stockholders and holders of Registrable Securities agree to execute the form so negotiated.  If any registration pursuant to Section 3 of this Agreement shall be in connection with any underwritten Public Offering, the Corporation will not affect any public sale or distribution of any common equity (or securities convertible into or exchangeable or exercisable for common equity) (other than a registration statement (i) on Form S-4, Form S-8 or any successor forms thereto or (ii) filed solely in connection with an exchange offer or any employee benefit or dividend reinvestment plan) for its own account, within ninety (90) days (or such shorter periods as the managing underwriters may agree to with Parent) after the effective date of such registration except as may otherwise be agreed between the Corporation and the managing underwriters of such Public Offering.

SECTION 6.                            Registration Procedures.  If and whenever the Corporation is required to effect the registration of any Registrable Securities under the Securities Act as provided in Section 3 and Section 4 hereof, the Corporation shall effect such registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Corporation shall cooperate in the sale of the securities and shall, as expeditiously as possible:

(a)                                 prepare and file with the SEC a Registration Statement or Registration Statements on such form as shall be available for the sale of the Registrable Securities by the holders thereof or by the Corporation in accordance with the intended method or methods of distribution thereof, and use its reasonable best efforts to cause such Registration Statement to become effective and to remain effective as provided herein; provided, however, that before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including documents that would be incorporated or deemed to be incorporated therein by reference), the Corporation shall furnish or otherwise make available to the holders of the Registrable Securities covered by such Registration Statement, their counsel and the managing underwriters, if any, copies of all such documents proposed to be filed, which documents will be subject to the reasonable review and comment of such counsel, and such other documents reasonably requested by such counsel, including any comment letter from the SEC, and, if requested by such counsel, provide such counsel reasonable opportunity to participate in the preparation of such Registration Statement and each Prospectus included therein and such other opportunities to conduct a reasonable investigation within the meaning of the Securities Act, including reasonable access to the Corporation’s books and records, officers, accountants and other advisors.  The Corporation shall not file any such Registration Statement or Prospectus or any amendments or supplements thereto (including such documents that, upon filing, would be incorporated or deemed to be incorporated by reference therein) with respect to a Demand Registration to which the holders of a majority of the Registrable Securities covered by such Registration Statement, their counsel, or the managing underwriters, if any, shall reasonably object, in writing, on a timely basis, unless, in the opinion of the Corporation, such filing is necessary to comply with applicable law;

(b)                                 prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective during the period provided herein and comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement and cause the related Prospectus to be supplemented by any Prospectus supplement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such Registration Statement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act;

(c)                                  notify each selling holder of Registrable Securities, its counsel and the managing underwriters, if any, promptly, and (if requested by any such Person) confirm such notice in writing, (i) when a Prospectus or any Prospectus supplement or post-effective amendment has been filed and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or the initiation of any Proceedings for that purpose, (iv) if at any time the Corporation has reason to believe that the representations and warranties of the Corporation contained in any agreement (including any underwriting agreement) contemplated by Section 6(o) below cease to be true and correct, (v) of the receipt by the Corporation of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose, and (vi) if the Corporation has knowledge of the happening of any event that makes any statement made in such Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such Registration Statement, Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (which notice shall notify the selling holders only of the occurrence of such an event and shall provide no additional information regarding such event to the extent such information would constitute material nonpublic information);

(d)                                 use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest date reasonably practicable;

(e)                                  if requested by the managing underwriters, if any, or the holders of a majority of the then-outstanding Registrable Securities being sold in connection with an underwritten offering, promptly include in a Prospectus supplement or post-effective amendment such information as the managing underwriters, if any, and such holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such Prospectus supplement or such post-effective amendment as soon as practicable after the Corporation has received such request; provided, however, that the Corporation shall not be required to take any actions under this Section 6(e) that are not, in the opinion of counsel for the Corporation, in compliance with applicable law;

(f)                                   furnish or make available to each selling holder of Registrable Securities, its counsel and each managing underwriter, if any, without charge, at least one conformed copy of the Registration Statement, the Prospectus and Prospectus supplements, if applicable, and each post-effective amendment thereto, including financial statements (but excluding schedules, all documents incorporated or deemed to be incorporated therein by reference and all exhibits, unless requested in writing by such holder, counsel or underwriter); provided that the Corporation may furnish or make available any such documents in electronic format;

(g)                                  deliver to each selling holder of Registrable Securities, its counsel and the underwriters, if any, without charge, as many copies of the Prospectus or Prospectuses (including each form of Prospectus) and each amendment or supplement thereto as such Persons may reasonably request from time to time in connection with the distribution of the Registrable Securities; provided that the Corporation may furnish or make available any such documents in electronic format, and the Corporation, subject to the last paragraph of this Section 6, hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling holders of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any such amendment or supplement thereto;

(h)                                 prior to any Public Offering of Registrable Securities, use its reasonable best efforts to register or qualify or cooperate with the selling holders of Registrable Securities, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or “blue sky” laws of such jurisdictions within the United States as any seller or underwriter reasonably requests in writing and to keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective and to take any other action that may be necessary or advisable to enable such holders of Registrable Securities to consummate the disposition of such Registrable Securities in such jurisdiction; provided, however, that the Corporation will not be required to (i) qualify generally to do business in any jurisdiction where it is not then so qualified or (ii) take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;

(i)                                     cooperate with the selling holders of Registrable Securities and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities to be sold after receiving written representations from each holder of such Registrable Securities that the Registrable Securities represented by the certificates so delivered by such holder will be transferred in accordance with the Registration Statement and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters, if any, or holders may request at least two business days prior to any sale of Registrable Securities in a firm commitment Public Offering, but in any other such sale, within ten (10) business days prior to having to issue the securities;

(j)                                    use its reasonable best efforts to cause the Registrable Securities covered by the Registration Statement to be registered with or approved by all other applicable governmental agencies or authorities within the United States, except as may be required solely as a consequence of the nature of such selling holder’s business, in which case the Corporation will cooperate in all reasonable respects with the filing of such Registration Statement and the granting of such approvals, as may be necessary to enable the seller or sellers thereof or the underwriters, if any, to consummate the disposition of such Registrable Securities;

(k)                                 upon the occurrence of, and its knowledge of, any event contemplated by Section 6(c)(vi) above, prepare a supplement or post-effective amendment to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(l)                                     prior to the effective date of the Registration Statement relating to the Registrable Securities, provide a CUSIP number for the Registrable Securities;

(m)                             provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement;

(n)                                 use its reasonable best efforts to cause all shares of Registrable Securities covered by such Registration Statement to be listed on a national securities exchange if shares of the particular class of Registrable Securities are at that time listed on such exchange, or if shares of the particular class of Registrable Securities are not at that time listed on such exchange, to cause the class of Registrable Securities to become listed on a national securities exchange, as the case may be, prior to the effectiveness of such Registration Statement;

(o)                                 enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and take all such other actions reasonably requested by the holders of a majority of the Registrable Securities being sold in connection therewith (including those reasonably requested by the managing underwriters, if any) to expedite or facilitate the disposition of such Registrable Securities, and in connection therewith, whether or not an underwriting agreement is entered into and whether or not the registration is an underwritten registration, (i) make such representations and warranties to the holders of such Registrable Securities and the underwriters, if any, with respect to the business of the Corporation and its subsidiaries, the Registration Statement, the Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings, and, if true, confirm the same if and when requested, (ii) use its reasonable best efforts to furnish to the selling holders of such Registrable Securities opinions of counsel to the Corporation and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters, if any, and counsels to the selling holders of the Registrable Securities), addressed to each selling holder of Registrable Securities and each of the underwriters, if any, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such counsel and underwriters, (iii) use its reasonable best efforts to obtain “cold comfort” letters and updates thereof from the independent certified public accountants of the Corporation (and, if necessary, any other independent certified public accountants of any subsidiary of the Corporation or of any business acquired by the Corporation for which financial statements and financial data are, or are required to be, included in the Registration Statement) who have certified the financial statements included in such Registration Statement, addressed to each selling holder of Registrable Securities (unless such accountants shall be prohibited from so addressing such letters by applicable standards of the accounting profession) and each of the underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with underwritten offerings, (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures substantially to the effect set forth in Section 8 hereof with respect to all parties to be indemnified pursuant to said Section and (v) deliver such documents and certificates as may be reasonably requested by the holders of a majority of the Registrable Securities being sold pursuant to such Registration Statement, their counsel and the managing underwriters, if any, to evidence the continued validity of the representations and warranties made pursuant to Section 6(o)(i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Corporation.  The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder;

(p)                                 make available for inspection by a representative of the selling holders of Registrable Securities, any underwriter participating in any such disposition of Registrable Securities, if any, and any attorneys or accountants retained by such selling holders or underwriter, at the offices where normally kept, during reasonable business hours, all financial and other records, pertinent corporate documents and properties of the Corporation and its subsidiaries and cause the officers, directors and employees of the Corporation and its subsidiaries to supply all information in each case reasonably requested by any such representative, underwriter, attorney or accountant in connection with such Registration Statement; provided, however, that any information that is not generally publicly available at the time of delivery of such information shall be kept confidential by such Persons unless (i) disclosure of such information is required by court or administrative order, (ii) disclosure of such information, in the opinion of counsel to such Person, is required by law or applicable legal process, or (iii) such information becomes generally available to the public other than as a result of a non-permitted disclosure or failure to safeguard by such Person.  In the case of a proposed disclosure pursuant to (i) or (ii) above, such Person shall be required to give the Corporation written notice of the proposed disclosure prior to such disclosure and, if requested by the Corporation, assist the Corporation in seeking to prevent or limit the proposed disclosure.  Without limiting the foregoing, no such information shall be used by such Person as the basis for any market transactions in securities of the Corporation or its subsidiaries in violation of law;

(q)                                 cause its officers to use their reasonable best efforts to support the marketing of the Registrable Securities covered by the Registration Statement (including participation in “road shows”) taking into account the Corporation’s business needs; and

(r)                                    cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the FINRA.

The Corporation may require each holder of Registrable Securities as to which any registration is being effected to furnish to the Corporation in writing such information required in connection with such registration regarding such seller and the distribution of such Registrable Securities as the Corporation may, from time to time, reasonably request in writing and the

Corporation may exclude from such registration the Registrable Securities of any holder who unreasonably fails to furnish such information within a reasonable time after receiving such request.

Each holder of Registrable Securities agrees if such holder has Registrable Securities covered by such Registration Statement that, upon receipt of any notice from the Corporation of the happening of any event of the kind described in Sections 6(c)(ii), 6(c)(iii), 6(c)(iv), 6(c)(v) or 6(c)(vi) hereof, such holder will forthwith discontinue disposition of such Registrable Securities covered by such Registration Statement or Prospectus until such holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 6(k) hereof, or until it is advised in writing by the Corporation that the use of the applicable Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus; provided, however, that the time periods under Section 3 with respect to the length of time that the effectiveness of a Registration Statement must be maintained shall automatically be extended by the amount of time the holder is required to discontinue disposition of such securities.

SECTION 7.                            Registration Expenses.  All reasonable fees and expenses incident to the performance of or compliance with this Agreement by the Corporation, including (i) all registration and filing fees (including fees and expenses with respect to (A) filings required to be made with the SEC and FINRA and (B) compliance with securities or “blue sky” laws, including any fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities pursuant to Section 6(h)), (ii) printing expenses (including expenses of printing certificates for Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses if the printing of Prospectuses is requested by the managing underwriters, if any, or by the holders of a majority of the Registrable Securities included in any Registration Statement), (iii) messenger, telephone and delivery expenses of the Corporation, (iv) fees and disbursements of counsel for the Corporation, (v) expenses of the Corporation incurred in connection with any road show, (vi) fees and disbursements of all independent certified public accountants referred to in Section 6(o)(iii) hereof (including the expenses of any “cold comfort” letters required by this Agreement) and any other Persons, including special experts retained by the Corporation, and (vii) fees and disbursements of one counsel for EMG and the holders of Registrable Securities whose shares are included in a Registration Statement, which counsel shall be selected by Parent (and otherwise, by the holders of a majority of the Registrable Securities being sold in connection therewith) shall be borne by the Corporation whether or not any Registration Statement is filed or becomes effective.  In addition, the Corporation shall pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, the fees and expenses incurred in connection with the listing of the securities to be registered on any securities exchange on which similar securities issued by the Corporation are then listed and rating agency fees and the fees and expenses of any Person, including special experts, retained by the Corporation.

The Corporation shall not be required to pay (i) fees and disbursements of any counsel retained by any holder of Registrable Securities or by any underwriter (except as set forth in Sections 7(i)(B) and 7(vii)), (ii) any underwriter’s fees (including discounts, commissions or fees of underwriters, selling brokers, dealer managers or similar securities industry professionals)

relating to the distribution of the Registrable Securities (other than with respect to Registrable Securities sold by the Corporation), or (iii) any other expenses of the holders of Registrable Securities not specifically required to be paid by the Corporation pursuant to the first paragraph of this Section 7.

SECTION 8.                            Indemnification.

(a)                                 Indemnification by the Corporation.  The Corporation shall, without limitation as to time, indemnify and hold harmless, to the fullest extent permitted by law, each holder of Registrable Securities whose Registrable Securities are covered by a Registration Statement or Prospectus, the officers, directors, partners, members, managers, stockholders, accountants, attorneys, agents and employees of each of them, each Person who controls each such holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, stockholders, accountants, attorneys, agents and employees of each such controlling Person, each underwriter, if any, and each Person who controls such underwriter (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against any and all losses, claims, damages, liabilities, costs (including costs of preparation and reasonable attorneys’ fees and any legal or other fees or expenses incurred by such party in connection with any investigation or Proceeding), expenses, judgments, fines, penalties, charges and amounts paid in settlement (collectively, “Losses”), as incurred, arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any Prospectus, offering circular, or other document (including any related Registration Statement, notification, or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Corporation of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation thereunder applicable to the Corporation and (without limitation of the preceding portions of this Section 8(a)) will reimburse each such holder, each of its officers, directors, partners, members, managers, stockholders, accountants, attorneys, agents and employees and each Person who controls each such holder and the officers, directors, partners, members, managers, stockholders, accountants, attorneys, agents and employees of each such controlling Person, each such underwriter and each Person who controls any such underwriter for any legal and other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability, or action, provided that the Corporation will not be liable in any such case to the extent that any such claim, Loss, damage, liability, or expense arises out of or is based on any untrue statement or omission by such holder or underwriter, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, Prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Corporation by such holder for use therein.  It is agreed that the indemnity agreement contained in this Section 8(a) shall not apply to amounts paid in settlement of any such Loss, claim, damage, liability, or action if such settlement is effected without the consent of the Corporation (which consent shall not be unreasonably withheld).

(b)                                 Indemnification by Holder of Registrable Securities.  The Corporation may require, as a condition to including any Registrable Securities in any Registration Statement filed in accordance with this Agreement, that the Corporation shall have received an undertaking reasonably satisfactory to it from the prospective seller of such Registrable Securities to indemnify, to the fullest extent permitted by law, severally and not jointly with any other holders of Registrable Securities, the Corporation, its directors and officers, each Person who controls the Corporation (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and all other prospective sellers from and against all Losses arising out of or based on any untrue statement of a material fact contained in any such Registration Statement, Prospectus, offering circular, or other document, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and to (without limitation of the portions of this Section 8(b)) reimburse the Corporation, its directors and officers, each Person who controls the Corporation (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and all other prospective sellers for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, Loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement or omission is made in such Registration Statement, Prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Corporation by such holder for inclusion in such Registration Statement, Prospectus, offering circular or other document; provided, however, that the obligations of such holder under such undertaking shall not apply to amounts paid in settlement of any such claims, Losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such holder (which consent shall not be unreasonably withheld); and provided, further, that the liability of such holder of Registrable Securities shall be limited to the net proceeds received by such selling holder from the sale of Registrable Securities covered by such Registration Statement.

(c)                                  Conduct of Indemnification Proceedings.  If any Person shall be entitled to indemnity hereunder or under the undertaking contemplated by Section 8(b) (an “Indemnified Party”), such Indemnified Party shall give prompt notice to the party from which such indemnity is sought (the “Indemnifying Party”) of any claim or of the commencement of any Proceeding with respect to which such Indemnified Party seeks indemnification or contribution pursuant hereto; provided, however, that the delay or failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation or liability except to the extent that the Indemnifying Party has been materially prejudiced by such delay or failure.  The Indemnifying Party shall have the right, exercisable by giving written notice to an Indemnified Party promptly after the receipt of written notice from such Indemnified Party of such claim or Proceeding, to, unless in the Indemnified Party’s reasonable judgment a conflict of interest between such Indemnified Party and such Indemnifying Party may exist in respect of such claim, assume, at the Indemnifying Party’s expense, the defense of any such claim or Proceeding, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that an Indemnified Party shall have the right to employ separate counsel in any such claim or Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless:  (i) the Indemnifying Party agrees to pay such fees and expenses or (ii) the Indemnifying Party fails to promptly assume, or in the event of a conflict of interest cannot assume, the defense of such claim or Proceeding or fails to employ counsel reasonably satisfactory to such Indemnified Party, in which case the Indemnified Party shall have the right to employ separate counsel and to assume the defense of such claim or Proceeding at the Indemnifying Party’s expense; provided, further, however, that the Indemnifying Party shall not, in connection with any one such claim or Proceeding or separate but substantially similar or related claims or Proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the Indemnified Parties, or for fees and expenses that are not reasonable.  Whether or not such defense is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld).  The Indemnifying Party shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim or litigation for which such Indemnified Party would be entitled to indemnification hereunder.

(d)                                 Contribution.  If the indemnification provided for in this Section 8 is unavailable to an Indemnified Party in respect of any Losses (other than in accordance with its terms), then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations.  The relative fault of such Indemnifying Party, on the one hand, and Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made (or omitted) by, or relates to information supplied by, such Indemnifying Party or Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph.  Notwithstanding the provisions of this Section 8(d), an Indemnifying Party that is a selling holder of Registrable Securities shall not be required to contribute any amount in excess of the amount that such Indemnifying Party has otherwise been, or would otherwise be, required to pay pursuant to Section 8(b) by reason of such untrue or alleged untrue statement or omission or alleged omission.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 12(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e)                                  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten Public Offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

SECTION 9.                            Rule 144.

(a)                                 At all times after the Corporation has filed a Registration Statement with the SEC under the Securities Act or the Exchange Act, the Corporation shall (i) use reasonable best efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act in a timely manner, (ii) take such further action as any holder of Registrable Securities may reasonably request and (iii) furnish to each holder of Registrable Securities forthwith upon written request (x) a written statement by the Corporation as to its compliance with the applicable reporting requirements of Rule 144, the Securities Act and the Exchange Act, (y) to the extent required by Rule 144, a copy of the most recent annual or quarterly report of the Corporation and (z) such other reports and documents so filed by the Corporation as such holder may reasonably request in availing itself of Rule 144, all to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144.  Upon the request of any holder of Registrable Securities, the Corporation shall deliver to such holder a written statement as to whether it has complied with such requirements.

(b)                                 The foregoing provisions of this Section 9 are not intended to modify or otherwise affect any restrictions on transfers of securities contained in any other contract or agreement.

SECTION 10.                     Limitations on Subsequent Registration Rights.  From and after the date hereof, the Corporation shall not, without the prior written consent of the Stockholders holding of not less than a majority of the outstanding Registrable Securities, enter into any agreement with any current or future holder of any securities of the Corporation that would allow such holder to require the Corporation to include securities in any Registration Statement on a basis that is senior in any way to the cutback rights granted to the Stockholders under Section 4(b).

SECTION 11.                     Underwritten Registrations.  In connection with any underwritten offering, the investment banker or investment bankers and managers shall be selected by (i) EMG in a Demand Registration or a Shelf Underwritten Offering it initiates, which selection shall be subject to approval by the Corporation, not to be unreasonably withheld, and (ii) the Corporation to administer any other offering, including any Piggyback Registration (other than a Shelf Underwritten Offering initiated by EMG).

No Person may participate in any underwritten registration hereunder unless such Person (i) agrees to sell the Registrable Securities it desires to have covered by a Registration Statement on the basis provided in any underwriting arrangements in customary form and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided that such Person shall not be required to make any representations or warranties other than those related to title and ownership of such Person’s Registrable Securities being sold and as to the accuracy and completeness of statements made in a Registration Statement, Prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Corporation or the managing underwriter by such Person for use therein.

SECTION 12.                     Sell-Down Assistance.

(a)                                 Support and Assistance for Further Sell-Down.

(i)                                     In addition to the registration rights in the United States afforded to the Stockholders under the terms hereof, EMG may, at any time, in its absolute discretion, decide to sell some or all of the shares of Common Stock held directly or indirectly by it (in the form of a sale of shares of Common Stock, CHESS Depositary Interests representing shares of Common Stock or otherwise as EMG may reasonably request) without triggering the registration rights in the United States offered to the Stockholders under the terms of this Agreement (a “Sell-Down”).

(ii)                                  If EMG decides to conduct a Sell-Down, EMG may in its absolute discretion request the reasonable cooperation and assistance of the Corporation in facilitating a Sell-Down.

(iii)                               Subject to Section 12(a)(iv) and Section 12(a)(v) herein, if requested to do so by EMG, the Corporation must provide all cooperation and assistance reasonably required by EMG to facilitate a Sell-Down.  Without limiting the foregoing, if requested by EMG, the Corporation must:

(A)                               promptly provide all information as EMG or its respective advisers reasonably require in connection with a Sell-Down;

(B)                               allow EMG or its respective advisers full and free access at all reasonable times to the premises, books and records of the Corporation and its subsidiaries to enable EMG to obtain any information about the Corporation and its subsidiaries and any matters which EMG reasonably requires in connection with a Sell-Down;

(C)                               use its reasonable endeavors to provide the full support of, and access to, the Corporation’s senior executives in marketing and promoting any Sell-Down; and

(D)                               provide or assist in providing any necessary “cleansing” statement, prospectus or other document and take any other actions or steps (including, without limitation, in connection with any underwriting) which EMG determines are necessary or desirable in connection with a Sell-Down.

(iv)                              EMG will consult with the Corporation about the preferences of the Corporation for the manner in which any Sell-Down is to be effected under that Sell-Down.

(v)                                 If the Corporation is requested to provide cooperation and assistance to facilitate a Sell-Down and the Board, acting in good faith, determines that the provision of such cooperation and assistance requested by EMG should be deferred because it would otherwise materially adversely affect a pending or proposed material acquisition or merger or capital markets transaction, or negotiations or discussions with respect thereto (a “Potential Transaction”), then:

(A)                               the Corporation will have the right to defer the provision of such cooperation and assistance requested by EMG until such Potential Transaction is announced or is no longer being pursued by the Corporation, provided that (1) such deferral shall not extend for a period of more than sixty (60) days after the date on which the Board has determined to defer the provision of cooperation and assistance and (2) such deferral right may not be exercised by the Corporation more than twice in any twelve (12)-month period; and

(B)                               the Corporation will promptly give written notice to EMG of (1) the Board’s determination to defer the provision of cooperation and assistance and (2) the fact that a Potential Transaction is no longer being pursued by the Corporation.

(b)                                 Assistance in Connection with Enquiry or Proceedings about Sell-Down.

(i)                                     Subject to applicable law and the rules of any applicable stock market or stock exchange, the Corporation agrees to allow EMG and its directors, officers and advisers, full and free access to the premises, books and records of the Corporation and its subsidiaries at all reasonable times during any regulatory enquiry or litigation proceedings (threatened or actual) in relation to any Sell-Down to enable EMG to obtain any information about the Corporation and its subsidiaries and any matters which EMG reasonably requires in relation to any Sell-Down.  The Corporation and its subsidiaries must provide any information, assistance and facilities which EMG reasonably requires for those purposes.

(ii)                                  Without limiting the above, if reasonably requested, the Corporation must, subject to applicable law and the rules of any applicable stock market or stock exchange, provide EMG and its directors, officers and advisers with full and free access to, and copies of all materials and documents used or created in connection with the due diligence investigations conducted in connection with the IPO or any Sell-Down including supporting documents and work papers, on receipt of reasonable notice, and must maintain those materials and documents for a least six (6) years after closing of the IPO or any Sell-Down, as applicable, for that purpose.

SECTION 13.                     Miscellaneous.

(a)                                 Amendments and Waivers.  The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, without the written consent of Parent; provided, however, that (x) any amendment, modification, supplement, waiver or consent to departures from the provisions of this Agreement that would subject a Stockholder to adverse differential treatment relative to the other Stockholders shall require the agreement of the differentially treated Stockholder and (y) any amendment, modification, supplement, waiver or consent to departures from the provisions of this Agreement that would be adverse to a right specifically granted to a specific Stockholder herein (but not to other Stockholders) shall require the agreement of that Stockholder; and provided, further, that any adverse amendment, modification, supplement or waiver or consent to departures from (i) the registration rights provisions or related cutback provisions contained in Section 3(c), Section 3(f), Section 4(a), Section 4(b) and Section 4(c), (ii) Section 5, (iii) Section 9 and (iv) this Section 13(a), including, in each such case, to any definitions used in such sections, shall require the consent of holders holding a majority of the Registrable Securities covered hereby (excluding for such calculation any Registrable Securities held by EMG).  Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of holders of Registrable Securities whose securities are being sold pursuant to a Registration Statement and that does not directly or indirectly affect the rights of other holders of Registrable Securities may be given by holders of at least a majority of the Registrable Securities being sold by such holders pursuant to such Registration Statement.

(b)                                 Notices.  All notices required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, telecopied and confirmed, or mailed by certified mail, return receipt requested, or overnight delivery service with proof of receipt maintained, at the following address (or any other address that any such party may designate by written notice to the other parties):

If to the Corporation, to:

Coronado Global Resources Inc.
100 Bill Baker Way
Beckley, West Virginia 25801
Attention:  Richard D. Rose, Chief Legal Officer

With a copy (which shall not constitute notice) to:

Garold R. Spindler
**

If to any Stockholder, at such Stockholder’s address as set forth on the records of the Corporation.

Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by telecopy, be deemed received on the first business day following confirmation; shall, if delivered by overnight delivery service, be deemed received the first business day after being sent; and shall, if delivered by mail, be deemed received upon the earlier of actual receipt thereof or five business days after the date of deposit in the U.S. mail.

(c)                                  Successors and Assigns; Stockholder Status.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties, including the Corporation and subsequent holders of Registrable Securities acquired, directly or indirectly, from the Stockholders; provided that Parent may transfer its rights under this Agreement to any Person forming part of the defined term EMG; provided, further, however, that such successor or assign shall not be entitled to such rights unless the successor or assign shall have executed and delivered to the Corporation an Addendum Agreement substantially in the form of Exhibit A hereto (which shall also be executed by the Corporation) promptly following the acquisition of such Registrable Securities, in which event such successor or assign shall be deemed a Stockholder for purposes of this Agreement.  Except as provided in Section 8 with respect to an Indemnified Party, nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained.

(d)                                 Transfer or Assignment of Registration Rights.  Notwithstanding the foregoing, the rights granted to the Stockholder under this Agreement may be transferred or assigned by any such Stockholder to one or more transferee(s) or assignee(s), in whole or in part, of such Registrable Securities so long as (a) the amount of Registrable Securities transferred or assigned to such transferee or assignee represents at least $100 million of Registrable Securities (based on the then current market price of the shares), (b) the Corporation is given written notice to any said transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned, and (c) each such transferee assumes in writing responsibility for its portion of the obligations of the Stockholder who so transferred the shares by delivering to the Corporation an Addendum Agreement substantially in the form of Exhibit A hereto (which shall also be executed by the Corporation).  The restrictions in this Section 13(d) shall not apply to a transfer or assignment that is to an Affiliate of, and after such transfer or assignment continues to be an Affiliate of, such Stockholder prior to the time of such transfer or assignment.

(e)                                  Aggregation of Registrable Securities.  All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

(f)                                   Change of Control.  The Corporation shall not merge, consolidate or combine with any other Person unless the agreement providing for such merger, consolidation or combination expressly provides for the continuation of the registration rights specified in this Agreement with respect to the Registrable Securities.

(g)                                  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h)                                 Headings; Construction.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Unless the context requires otherwise:  (i) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa; (ii) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation”; (iii) references to sections and paragraphs refer to sections and paragraphs of this Agreement; and (iv) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including Exhibit A hereto, and not to any particular subdivision unless expressly so limited.

(i)                                     Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any otherwise governing principles of conflicts of law.

(j)                                    Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.  It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(k)                                 Entire Agreement.  This Agreement is intended by the parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, warranties or undertakings with respect to the subject matter contain herein, other than those set forth or referred to herein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

(l)                                     Securities Held by the Corporation or Its Subsidiaries.  Whenever the consent or approval of holders of a specified percentage of Registrable Securities is required hereunder, Registrable Securities held by the Corporation or its subsidiaries shall not be counted in determining whether such consent or approval was given by the holders of such required percentage.

(m)                             Specific Performance.  The parties hereto recognize and agree that money damages may be insufficient to compensate the holders of any Registrable Securities for breaches by the Corporation of the terms hereof and, consequently, that the equitable remedy of specific performance of the terms hereof will be available in the event of any such breach.

(n)                                 Actions by EMG.  EMG agrees to take, or cause to be taken, such actions as are necessary to effectuate the rights of Stockholders hereunder, including making request and elections at the request of EMG entities in respect of Registrable Securities.  EMG shall not have any liability to any Stockholder under this Section 13(n) for any act taken or omitted in good faith.

(o)                                 Term.  This Agreement shall terminate with respect to a Stockholder on the date on which such Stockholder ceases to hold Registrable Securities; provided that such Stockholder’s rights and obligations pursuant to Section 8, as well as the Corporation’s obligations to pay expenses pursuant to Section 7, shall survive with respect to any Registration Statement in which any Registrable Securities of such Stockholders were included and, for the avoidance of doubt, any underwriter lock-up that a Stockholder has executed prior to a Stockholder’s termination in accordance with this clause shall remain in effect in accordance with its terms.

(p)                                 Consent to Jurisdiction; Waiver of Jury Trial.  In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the Stockholders and EMG unconditionally accepts the nonexclusive jurisdiction and venue of any United States District Court located in the State of Delaware, or of the Court of Chancery of the State of Delaware, and the appellate courts to which orders and judgments thereof may be appealed.  In any such judicial proceeding, the Stockholders and EMG agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by delivery provided pursuant to Section 13(b).  The parties hereby irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved.

Each of the parties hereto hereby consents to process being served by any party to this Agreement in any Proceeding of the nature specified in the paragraph above by the mailing of a copy thereof in the manner specified by the provisions of subsection (b) of this Section 13.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be duly executed as of the date first above written.

CORONADO GLOBAL RESOURCES INC.

By:	/s/ Richard D. Rose

Name: Richard D. Rose

Title: V.P., Chief Legal Officer & Secretary

CORONADO GROUP LLC

By:	/s/ Richard D. Rose

Name: Richard D. Rose

Title: V.P., Chief Legal Officer & Secretary

EXHIBIT A

ADDENDUM AGREEMENT

This Addendum Agreement is made this      day of               , 20      by and between (the “New Stockholder”) and Coronado Global Resources Inc. (the “Corporation”), pursuant to a Registration Rights and Sell-Down Agreement dated as of [•], 2018 (the “Agreement”), by and among the Corporation, EMG and the Stockholders.  Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WITNESSETH:

WHEREAS, the Corporation has agreed to provide registration rights with respect to the Registrable Securities as set forth in the Agreement.

WHEREAS, the New Stockholder has acquired Registrable Securities directly or indirectly from a Stockholder.

WHEREAS, the Corporation and the Stockholders have required in the Agreement that all Persons desiring registration rights must enter into an Addendum Agreement binding the New Stockholder to the Agreement to the same extent as if it were an original party thereto.

NOW, THEREFORE, in consideration of the mutual promises of the parties, the New Stockholder acknowledges that it has received and read the Agreement and that the New Stockholder shall be bound by, and shall have the benefit of, all of the terms and conditions set out in the Agreement to the same extent as if it were an original party to the Agreement and shall be deemed to be a Stockholder thereunder.

The New Stockholder beneficially owns                                                                            .

New Stockholder Address:

EXHIBIT A-1

EXHIBIT A-1

AGREED TO on behalf of Coronado Global Resources Inc. pursuant to Section 13(c) of the Agreement.

CORONADO GLOBAL RESOURCES INC.

By:

Printed Name and Title:

EXHIBIT A-1-1